EXHIBIT 5.1

August 8, 2006

Tidewater Inc.

601 Poydras Street, Suite 1900

New Orleans, LA 70130

Ladies and Gentlemen:

We have acted as counsel for Tidewater Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) with respect to the issuance by the Company of 1,500,000 shares of common stock of the Company, $0.10 par value per share (the “Common Stock”), and associated preferred stock purchase rights pursuant to the terms of the Tidewater Inc. 2006 Stock Incentive Plan (the “Plan”).

Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Common Stock referred to herein, when issued for at least par value and on the terms described in the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE, L.L.P.

By:	/s/ Margaret F. Murphy
Margaret F. Murphy
Partner